EXHIBIT 99.1

Marc Andreessen Resigns from eBay Inc. Board of Directors

San Jose (Oct. 20, 2014) - eBay Inc. (NASDAQ: EBAY) announced today that Marc Andreessen has decided to resign from the company’s board of directors.

Andreessen has served on eBay’s board for six years, joining in September 2008. Following the board’s recent decision to separate eBay and PayPal into independent, publicly traded companies in the second half of 2015, Andreessen said that now is the right time to step down.

“It's been an absolute privilege to serve with John, Pierre, and team, and I could not be more proud of what we've accomplished,” Andreessen said. “I have complete confidence in John and the board to lead eBay and PayPal through the process of embarking on independent paths in 2015. I wish eBay, and both of its successor companies, all the best, and look forward to following the future of eBay and PayPal closely in the years to come.”

John Donahoe, president and CEO of eBay Inc., said: “Marc has been an extraordinary board member, and we greatly appreciate the leadership, insight and expertise he has provided over the past six years.  He has provided invaluable support to me, the board and the entire company.”

About eBay Inc.

eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $205 billion* of commerce volume in 2013. We do so through eBay, one of the world's largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

* This adjusted number reflects decision to remove vehicles and real estate GMV from ongoing total GMV and ECV metrics (previously stated ECV for 2013 was $212 billion, incorporating vehicles and real estate GMV).